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                                                                     Exhibit 8.1

                 [Letterhead of Wachtell, Lipton Rosen & Katz)
                              [Form of Tax opinion]




                                February __, 1998




National City Corporation
1900 East Ninth Street
Cleveland, Ohio 44114

Fort Wayne National Corporation
110 West Berry Street
Fort Wayne, Indiana 46801

Ladies/Gentlemen:

         We have acted as special counsel to Fort Wayne National Corporation, an Indiana corporation ("FWNC"), in connection with the proposed merger (the "Merger") of FWNC with and into National City Corporation, a Delaware corporation ("National City"), upon the terms and conditions set forth in the Agreement and Plan of Merger dated as of January 12, 1998, by and between National City and FWNC (the "Agreement"). At your request, in connection with the filing of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the merger (the "Registration Statement"), we are rendering our opinion concerning certain federal income tax consequences of the Merger.

         For purposes of the opinion set forth below, we have relied, with the consent of FWNC and the consent of National City, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of FWNC and National City dated the date hereof, and have assumed that




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National City Corporation
Fort Wayne National Corporation
February __, 1998
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such certificates will be complete and accurate as of the Effective Time. We have also relied upon the accuracy of the Registration Statement and the Prospectus and Proxy Statement included therein (together, the "Proxy Statement"). Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement or the appendices thereto (including the Agreement).

         We have assumed certain factual circumstances will exist at the Effective Time, including (i) the Merger being qualified as a statutory merger under the applicable laws of the states of Indiana and Delaware and (ii) certain representations made or to be made by National City, FWNC and others. We are unable to render an opinion as to the qualification of the Merger as a statutory merger under the laws of the states of Indiana and Delaware at this time because such qualifications are contingent on future factors on which we cannot presently render an opinion.


         Based upon and subject to the foregoing, it is our opinion that, under currently applicable United States federal income tax law, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and, accordingly, for United States federal income tax purposes;

                  (i) No gain or loss will be recognized by National City or FWNC as a result of the Merger;

                  (ii) No gain or lose will be recognized by the shareholders of FWNC who exchange their shares of FWNC Common or FWNC Preferred solely for shares of National City Common or National City Preferred, respectively, pursuant to the Merger (except with respect to cash received in lieu of fractional share interest in National City Common);

                  (iii) The tax basis of shares of National City Common or National City Preferred received by shareholders of FWNC who exchange all of their shares of FWNC Common and FWNC Preferred solely for shares of National City Common and National City Preferred in the Merger will he the same as the aggregate tax basis of the shares of FWNC Common and/or FWNC Preferred surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and

                  (iv) The holding period of the shares of National City Common or National City Preferred received in the Merger will include the period during which the shares



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National City Corporation
Fort Wayne National Corporation
February __, 1998
Page 3

         of FWNC Common or FWNC Preferred, respectively, Surrendered in exchange therefor were held, provided such shares of FWNC Common or FWNC Preferred were held as capital assets at the Effective Time.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us under the captions "SUMMARY -- Certain Federal Income Tax Consequences and Accounting Treatment" and "MERGER -- Certain Federal income Tax Consequences" and elsewhere in the Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

         This opinion may not be applicable to shareholders subject to special treatment under U.S. federal income tax law (including, for example, non-U.S. persons, financial institutions, dealers in securities, insurance companies or tax-exempt entities, holders who acquired FWNC Common and/or FWNC Preferred pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold FWNC Common and/or FWNC Preferred as part of a hedge, straddle or conversion transaction).


                                       Very truly yours,